Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated March 16, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to EpiCept Corporation’s ability to continue as a going concern as discussed in Note 1) relating to the consolidated financial statements of EpiCept Corporation, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey
November 30, 2006